[[HEIN + ASSOCIATES LLP LETTERHEAD]]


April 29, 2004




Securities and Exchange Commission
Washington D.C.  20549

     RE:  PocketSpec Technologies, Inc.

Gentlemen:

We confirm that the audit of PocketSpec Technologies, Inc. is not yet completed and cannot be completed by the required filing date of April 30, 2004 without unreasonable cost and effort.

Sincerely,



/s/ Hein
-----------------------------
HEIN + ASSOCIATES LLP
Certified Public Accountants